Exhibit 99.1

Report of Independent Auditor

To the Board of Directors and Shareholders of
Wheeler Real Estate Investment Trust, Inc.

Report on the Statement
We have audited the accompanying statement of revenues and certain operating expenses (the “Statement”) of Parkway Plaza (the “Property”) for the year ended December 31, 2014.

Management’s Responsibility for the Statement
Management is responsible for the preparation and fair presentation of this Statement, in accordance with accounting principles generally accepted in the United States of America, that is free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility
Our responsibility is to express an opinion on this Statement based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Statement is free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the Statement. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the Statement, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the Statement in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the Statement.

We believe the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion
In our opinion, the Statement referred to above presents fairly, in all material respects, the revenue and certain operating expenses of the Property for the year ended December 31, 2014 in conformity with accounting principles generally accepted in the United States of America.

Emphasis of Matter

As further discussed in Note 1, on September 15, 2015, Wheeler Real Estate Investment Trust, Inc., through its subsidiary of Wheeler REIT, L.P., completed the acquisition of the Property.

The accompanying Statement was prepared as described in Note 2, for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and is not intended to be a complete presentation of the Property’s revenue and expenses. Our opinion is not modified with respect to this matter.

/s/ Cherry Bekaert LLP

Virginia Beach, Virginia
September 22, 2015

Parkway Plaza
Statements of Revenues and Certain Operating Expenses
For the Six Months Ended June 30, 2015 (unaudited) and the Year Ended December 31, 2014

	Six Months Ended June 30, 2015	Year Ended December 31, 2014
	(unaudited)
REVENUES:
Rental income	$263,592	$525,024
Tenant reimbursements and other income	45,930	98,676

Total Revenues	309,522	623,700

CERTAIN OPERATING EXPENSES:
Property operating	38,738	84,404
Real estate taxes	23,506	50,377
Repairs and maintenance	2,835	3,787
Other	5,539	3,144

Total Certain Operating Expenses	70,618	141,712

Excess of Revenues Over Certain Operating Expenses	$238,904	$481,988

See accompanying notes to statements of revenues and certain operating expenses.

Parkway Plaza
Notes to Statements of Revenues and Certain Operating Expenses
For the Six Months Ended June 30, 2015 (unaudited) and the Year Ended December 31, 2014

1. Business and Purchase and Sales Agreement

On June 17, 2015, Wheeler Real Estate Investment Trust, Inc., through its subsidiary of Wheeler REIT, L.P. (the “Operating Partnership”), entered into a Purchase and Sales Agreement (the “Agreement”) to acquire Parkway Plaza (the “Property”), which includes a 52,365 square foot shopping center and 2.1 acres of adjacent undeveloped land located in Brunswick, Georgia, for a purchase price of approximately $6.1 million. On September 15, 2015, the Operating Partnership completed the acquisition. The Property is 97% occupied and is leased by national recognized tenants including Winn Dixie, Subway, and Dollar General.

2. Basis of Presentation

The Statements of Revenues and Certain Operating Expenses (the “Statements”) have been prepared for the purpose of complying with Rule 3-14 of Regulation S-X, promulgated by the Securities and Exchange Commission, and are not intended to be a complete presentation of the Property’s revenues and expenses. Certain operating expenses include only those expenses expected to be comparable to the proposed future operations of the Property. Expenses such as depreciation and amortization are excluded from the accompanying Statements. The Statements have been prepared on the accrual basis of accounting which requires management to make estimates and assumptions that affect the reported amounts of the revenues and expenses during the reporting periods. Actual results may differ from those estimates.

3. Revenues

The Property leases retail space under various lease agreements with its tenants. All leases are accounted for as noncancelable operating leases. The leases include provisions under which the Property is reimbursed for common area maintenance, real estate taxes and insurance costs. Pursuant to the lease agreements, income related to these reimbursed costs is recognized in the period the applicable costs are incurred. Certain leases contain renewal options at various periods at various rental rates.

Winn Dixie is the only tenant of the Property whose annualized rental income on a straight-line basis represented greater than 10% of total annualized rental income for all tenants on a straight line basis. Straight line rental income from Winn Dixie represented 78.2% and 78.6% of the rental income for the six months ended June 30, 2015 (unaudited) and the year ended December 31, 2014, respectively.

The termination, delinquency or nonrenewal of the above tenant may have a material adverse effect on revenues. No other tenant represents more than 10% of annualized rental income as of June 30, 2015 (unaudited) and December 31, 2014.

Parkway Plaza
Notes to Statements of Revenues and Certain Operating Expenses
For the Six Months Ended June 30, 2015 (unaudited) and the Year Ended December 31, 2014
(continued)

3. Revenues (continued)

           The weighted average remaining lease terms for tenants at the property was 5.98 years as of June 30, 2015 (unaudited). Future minimum rentals to be received under noncancelable tenant operating leases for each of the next five years and thereafter, excluding CAM and percentage rent based on tenant sales volume, as of June 30, 2015 (unaudited) and December 31, 2014 were as follows:

	Twelve Months Ending June 30,	Years Ending December 31,

	(unaudited)
2015	$—	$532,391
2016	524,780	509,035
2017	494,042	462,056
2018	425,000	412,500
2019	412,500	412,500
2020	412,500	412,500
Thereafter	962,500	756,250

	$3,231,322	$3,497,232

The above schedule takes into consideration all renewals and new leases executed subsequent to June 30, 2015 through the date of this report.

4. Subsequent Events

Management has evaluated all events and transactions that occurred after December 31, 2014 up through September 22, 2015, the date the financial statements were available to be issued, and are not aware of any events that have occurred subsequent to December 31, 2014 that would require additional adjustments to or disclosures in the Statement.